Exhibit 99.1

Inotiv, Inc. Announces Select Preliminary Unaudited Financial Results for
Second Quarter and Year to Date Fiscal 2021

WEST LAFAYETTE, IN, April 20, 2021 – Inotiv, Inc. (NASDAQ:NOTV) (the “Company”, “We”, “Our” or “Inotiv”), a leading contract research organization specializing in nonclinical and analytical drug discovery and development services, today announced select preliminary unaudited financial results for the second quarter and six months ended March 31, 2021.

The Company expects to report:

•	Total revenue of between $18.5 million and $18.8 million for the second quarter ended March 31, 2021, a year over year increase of 16.6% at the midpoint of the range.

•	Total revenue of between $36.3 million and $36.6 million for the six months ended March 31, 2021, a year over year increase of 26.1% at the midpoint of the range.

•	For its services business, a book-to-bill ratio of approximately 1.5x for the quarter ended March 31, 2021 and approximately 1.3x for the six months ended March 31, 2021.

•	Backlog of $53.9 million as of March 31, 2021, compared to $45.3 million as of December 31, 2020.

Inotiv’s President and Chief Executive Officer, Robert Leasure, Jr., commented, “We reported strong preliminary second quarter revenue combined with a robust preliminary book-to-bill ratio and quarter-ending backlog, positioning us for continuing growth in the second half of fiscal 2021. In the coming days, we look forward to sharing our full financial results for the second quarter and providing an update on our previously announced agreements to purchase HistoTox Labs, Inc. and Bolder BioPATH, Inc.”

The Company will announce the date and time of its second quarter fiscal 2021 financial results conference call in a separate press release.

These total revenue amounts and the book-to-bill ratio and backlog information are preliminary, have not been audited and are subject to change in connection with the completion of our financial statements for the three and six months ended March 31, 2021. In addition, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect thereto. The preliminary figures may differ materially from the actual results that will be reflected in the Company’s financial statements when they are completed and publicly disclosed. Accordingly, you should not place undue reliance on this information. Additional information and disclosures would be required for a more complete understanding of our financial position and results of operations as of, and for the period ended on, March 31, 2021.

About the Company

Inotiv, Inc., is a pharmaceutical development company providing contract research services and monitoring instruments to emerging pharmaceutical companies and the world's leading drug development companies and medical research organizations. The Company focuses on developing innovative services supporting its clients’ discovery and development objectives for improved decision-making and accelerated goal attainment. The Company’s products focus on increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Visit inotivco.com for more information about the Company.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, the impact of the COVID-19 pandemic on the economy, demand for our services and products and our operations, including the measures taken by governmental authorities to address the pandemic, which may precipitate or exacerbate other risks and/or uncertainties and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations

Inotiv, Inc.	The Equity Group Inc.
Beth A. Taylor, Chief Financial Officer	Kalle Ahl, CFA
(765) 497-8381	(212) 836-9614
btaylor@inotivco.com	kahl@equityny.com

Devin Sullivan
(212) 836-9608
dsullivan@equityny.com